Exhibit 99(11)

[Letterhead of Morris, Nichols, Arsht & Tunnell LLP]

August 11, 2006

Strategic Partners Style Specific Funds

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102

Re:          Jennison Conservative Growth Fund

Ladies and Gentlemen:

We have acted as special Delaware counsel to Strategic Partners Style Specific Funds, a Delaware statutory trust (formerly known as Target Funds) (the “Trust”), in connection with certain matters relating to the formation of the Trust and the issuance of Shares in the Trust. Capitalized terms used herein and not otherwise herein defined are used as defined in the Governing Instrument (as defined below).

We understand that, pursuant to a Plan of Reorganization (the “Plan”) to be entered into by the Trust, on behalf of Jennison Conservative Growth Fund, a Series of the Trust (the “Acquiring Fund”), and Strategic Partners Mutual Funds, Inc. (“Mutual Funds”), on behalf of Strategic Partners Capital Growth Fund, a series of Mutual Funds (the “Acquired Fund”), and subject to the conditions set forth therein, Shares of the Acquiring Fund will be distributed to the shareholders of the Acquired Fund in connection with the liquidation and termination of the Acquired Fund.

In rendering this opinion, we have examined and relied on copies of the following documents, each in the form provided to us:  the Plan; the Trust’s Registration Statement on Form N-14 as filed with the Securities and Exchange Commission on or about the date hereof, to which the Plan is attached as an exhibit (the “Registration Statement”); the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of Delaware (the “State Office”) on July 8, 1999 (the “Certificate”); the Certificate of Amendment to the Certificate of Trust of the Trust as filed in the State Office on September 4, 2001 reflecting the change in the name of the Trust from Target Funds to Strategic Partners Style Specific Funds (the “Certificate of Amendment”); the Certificate of Correction of the Certificate of Amendment as filed in the State Office on May 14, 2002; the Agreement and Declaration of the Trust dated as of July 8, 1999 (the “Original Governing Instrument”, as amended by the April Resolutions (as defined below), the

“Intermediate Governing Instrument” and, as amended by the Amendment Resolutions (as defined below), the “Governing Instrument”); the By-laws of the Trust (the “By-laws” and as amended by the Amendment Resolutions, the “Amended By-laws”); a Unanimous Written Consent of the Board of Trustees of the Trust dated July 8, 1999 relating to the organization of the Trust (the “July 8, 1999 Consent”); resolutions prepared for adoption at a meeting of the Trustees of the Trust held on May 22, 2001; resolutions prepared for adoption at a meeting of the Trustees of the Trust held on April 11, 2003 relating to certain amendments to the Original Governing Instrument and the By-laws (the “April Resolutions”); resolutions prepared for adoption at a meeting of the Trustees of the Trust held on May 27, 2003 relating to certain amendments to the Intermediate Governing Instrument and the By-laws (collectively with the April Resolutions, the “Amendment Resolutions”); resolutions prepared for adoption at meetings of the Trustees of the Trust held on March 2, 2005 and March 3, 2005; resolutions prepared for adoption at a meeting of the Trustees of the Trust relating to the establishment of Classes of Shares of the Acquiring Fund and the approval and authorization of the Plan by the Trustees of the Trust (the “Authorizing Resolutions” and, collectively with the Governing Instrument, the Amended By-laws and all of the foregoing actions by the Trustees of the Trust, the “Governing Documents”); and a certification of good standing of the Trust obtained as of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due formation or organization, valid existence and good standing of each entity (other than the Trust) that is a party to any of the documents reviewed by us under the laws of the jurisdiction of its respective formation or organization; (ii) the due adoption, authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced agreements, instruments, certificates and other documents (including, without limitation, the due adoption by the Trustees of the July 8, 1999 Consent, the Amendment Resolutions, all of the foregoing resolutions of the Trustees and the due adoption of the Plan and the Authorizing Resolutions by the Trustees of the Trust prior to the execution of the Plan and the first issuance of Shares pursuant thereto) and of all documents contemplated by the Governing Documents to be executed by investors desiring to become Shareholders; (iii) the payment of consideration for Shares, and the application of such consideration, as provided in the Governing Documents and the Plan, the satisfaction of all conditions precedent to the issuance of Shares pursuant to the Plan (including, without limitation, the approval of the Plan and the transaction contemplated thereby by the requisite vote of the Shareholders of the Acquiring Fund) and compliance with all other terms, conditions and restrictions set forth in the Plan and the Governing Documents in connection with the issuance of Shares (including, without limitation, the taking of all appropriate action by the Trustees to designate the Acquiring Fund as a Series of the Trust and to designate Classes of Shares to be issued under the Plan and the rights and preferences attributable thereto prior to the issuance thereof); (iv) that the amendments to the Original Governing Instrument and the By-laws as adopted by the Trustees pursuant to the April Resolutions were duly approved by the requisite vote of the Shareholders of the Trust; (v) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of Shares; (vi) that, subsequent to the filing of the Certificate, no event has occurred, or prior to the issuance of Shares pursuant to the Plan will occur, that would cause a termination, dissolution or reorganization of the Trust under Sections 2 or 3 of Article VIII of the Governing Instrument, Sections 2 or 3 of Article VIII of the Intermediate Governing Instrument or Sections 2 or 3 of Article VIII of the Original Governing Instrument, as applicable; (vii) that, subsequent to the filing of the Certificate, no event has occurred, or prior to the issuance of Shares pursuant to the Plan will occur, that would cause a termination or dissolution of the Acquiring Fund under Sections 2 or 3 of Article VIII of the Governing Instrument, Sections 2 or 3 of Article VIII of the Intermediate Governing Instrument or Sections 2 or 3 of Article VIII of the Original Governing Instrument, as applicable; (viii) that the Trust became, prior to or within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended; (ix) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Instrument, the Intermediate Governing Instrument or the Original Governing Instrument, as applicable, and the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq.; (x) that the final form of the Plan will be in the form presented to the Trustees of the Trust for approval; and (xi) that each of the documents examined by us is in full force and effect, expresses the entire understanding of the parties thereto with respect to the subject matter thereof and has not been amended, supplemented or otherwise modified, except as herein referenced. We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents that are contrary to or inconsistent with the opinions expressed herein. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of the Registration Statement, or any other registration or offering documentation relating to the Trust or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

1.             The Trust is a duly formed and validly existing statutory trust in good standing under the laws of the State of Delaware.

2.             The Shares of the Acquiring Fund to be issued and delivered to shareholders of the Acquired Fund pursuant to the terms of the Plan, upon issuance, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement or a pre-effective amendment thereto. In giving this consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts, and on the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect. This opinion is intended solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied on by any other person or entity or for any other purpose without our prior written consent.

Sincerely,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/ David A. Harris

David A. Harris